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                                                                    Exhibit 99.1

[LOGO] United
       Rentals
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------

                         UNITED RENTALS REPORTS RESULTS

                      FOR FOURTH QUARTER AND FULL YEAR 2001

             $346 Million in Free Cash Flow from Operations in 2001

                Same-Store Rental Revenues Rose 5.6% for the Year

         GREENWICH, CT, February 26, 2002 - United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year ended December 31, 2001. The company reported fourth quarter revenues of $704 million, compared to $751 million in the year-ago quarter. Net income for the quarter was $32.2 million, compared to $36.4 million in the year-ago quarter. Diluted earnings per share were $0.34, compared to $0.40 per diluted share in the year-ago quarter. Same-store rental revenues rose 3% for the quarter.

         Revenues for the full year were $2.89 billion, compared to $2.92 billion in 2000. Net income was $147 million, compared to $176 million in 2000. Earnings were $1.56 per diluted share, compared to $1.89 per diluted share in 2000. Results for 2001 exclude previously announced charges of $28.9 million ($0.20 per diluted share) for restructuring expenses and $25.9 million ($0.18 per diluted share) for debt refinancing. Same-store rental revenues rose 5.6% for the year.

         Rental rates in the fourth quarter and the full year were down 1.1% and 0.8%, respectively, compared to the corresponding year-ago periods. In the fourth quarter and the full year, respectively, rental revenues were 77.1% and 76.7% of total revenues; sales of rental equipment were 5.6% and 5.1%; and sales of equipment and merchandise and other revenues were 17.3% and 18.2%. Equipment utilization for the fourth quarter and the full year were, respectively, 58.9% and 61.2%, down from 62.5% and 62.7% in the corresponding periods in 2000. For the fourth quarter and the full year, respectively, sharing of equipment among branches generated 10.3%, or $56 million, and 10.2%, or $226 million, of rental revenues compared to 11.8%, or $63 million, and 10.7%, or $221 million, in the corresponding year-ago periods.

         Bradley Jacobs, chairman and chief executive officer, said, "Our performance in 2001 demonstrated the strength of our business in an economic downturn. The company was solidly profitable and grew same-store rental revenues by 5.6%. We added 300,000 new customers, expanding our total customer base to
1.4 million. National Account revenues were $372 million for the year, a more than 50% increase from 2000. Significantly, we generated $346 million in free cash flow from operations after capital expenditures of $497 million.

                                    - more -

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          "The company is very well positioned to resume rapid revenue growth and even greater earnings growth as the economy recovers. About 75% of our cost of rentals is fixed or semi-variable. In a stronger economy, this operating leverage should result in our revenues growing faster than our costs, substantially expanding our margins and earnings per share."

         The company will conduct an investor conference call at 11:00 AM EST today. Interested parties can participate by dialing 1-913-981-5522. The conference call will also be broadcast live over the Internet at www.vcall.com
                                                                 -------------
and on the company's web site at www.unitedrentals.com.
                                 ---------------------

         United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of 741 locations in 47 states, seven Canadian provinces, and Mexico. The company serves more than 1.4 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.6 billion. Additional information about United Rentals is available at the company's web site at www.unitedrentals.com.
                                       ---------------------

Certain statements contained in this presentation are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services,
(2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) any companies that United Rentals acquire could have undiscovered liabilities and may be difficult to integrate. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                                      # # #
Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com

                          [Financial Tables Attached]

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                              UNITED RENTALS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                          (000's except per share data)

                                                         Three months ended                     Year ended
                                                             December 31                        December 31
                                                        2001             2000             2001              2000
                                                        ----             ----             ----              ----
Revenues:
  Equipment rentals                                   $542,864          $534,552       $2,212,900        $2,056,683
  Sales of rental equipment                             39,420            92,701          147,101           347,678
  Sales of equipment and merchandise
    and other revenues                                 121,721           123,667          526,604           514,500
                                                      --------          --------       ----------        ----------
Total revenues                                         704,005           750,920        2,886,605         2,918,861

Cost of revenues:
  Cost of equipment rentals,
    excluding depreciation                             263,401           247,601        1,053,635           907,477
  Depreciation of rental equipment                      81,101            81,594          320,963           328,131
  Cost of rental equipment sales                        24,998            58,444           88,742           208,182
  Cost of equipment and merchandise
    sales and other operating costs                     88,907            93,197          383,795           386,501
                                                      --------          --------       ----------        ----------
Total cost of revenues                                 458,407           480,836        1,847,135         1,830,291
                                                      --------          --------       ----------        ----------

Gross profit                                           245,598           270,084        1,039,470         1,088,570

Selling, general and administrative expenses           109,080           118,869          441,751           454,330
Restructuring charge                                                                       28,922
Non-rental depreciation and amortization                26,474            23,691          106,763            86,301
                                                      --------          --------       ----------        ----------

Operating income                                       110,044           127,524          462,034           547,939

Interest expense                                        55,123            66,386          241,063           248,279
Other (income) expense, net                                (76)           (1,040)           6,421            (1,836)
                                                      --------          --------       ----------        ----------

Income before provision for income taxes
  and extraordinary item                                54,997            62,178          214,550           301,496
Provision for income taxes                              22,823            25,804           91,977           125,121
                                                      --------          --------       ----------        ----------

Income before extraordinary item                        32,174            36,374          122,573           176,375
Extraordinary item, net of tax                                                             11,317
                                                      --------          --------       ----------        ----------

Net income                                             $32,174           $36,374         $111,256          $176,375
                                                      ========          ========       ==========        ==========

Diluted earnings per share before
  extraordinary item                                     $0.34             $0.40            $1.30             $1.89 (b)
                                                      ========          ========       ==========        ==========

Diluted earnings per share                               $0.34             $0.40            $1.18 (a)         $1.89 (b)
                                                      ========          ========       ==========        ==========
Weighted average diluted

    shares outstanding                                  95,596            91,821           94,387            99,254



(a) Diluted earnings per share was $1.56 for the year ended December 31, 2001 before deducting $0.38 per share for restructuring expenses and debt refinancing.

(b) Diluted earnings per share for the year ended December 31, 2000 is calculated by treating the Company's quarterly income preferred securities on an as converted basis.